Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Abivax SA

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (2)(3)	Fee Rate	Amount of Registration Fee (4)

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary Shares, par value €0.01 per share(1)	457(o)	—	—	$287,504,197.50	$0.0001476	$42,435.62

	Total Offering Amounts					$287,504,197.50		$42,435.62

	Total Fees Previously Paid							$42,435.42

	Total Fee Offsets							—

	Net Fee Due							$0.20

(1)

All of the offered ordinary shares will be in the form of American Depositary Shares, or ADSs, in the offering in the United States. Each ADS represents the right to receive one ordinary share and the ADSs may be evidenced by American Depositary Receipts, or ADRs. ADSs or ADRs issuable upon deposit of the ordinary shares registered hereby will be registered pursuant to a separate registration statement on Form F-6.

(2)	Includes the additional ordinary shares, which may be represented by ADSs, that the registrant may issue at the option of the underwriters. See “Underwriters.”
(3)

Includes ordinary shares that are being offered in a private placement in Europe (including France) and countries outside of the United States but which may be resold from time to time in the United States in transactions requiring registration under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption therefrom. The total number of ordinary shares in the United States offering and the private placement outside of the United States is subject to reallocation among them.

(4)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.